EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES ACQUISITION

Alpharetta, GA, December 21, 2007.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that two of its French subsidiaries have entered into an agreement to purchase the 28 percent minority interest in LTR Industries S.A., the Company’s reconstituted tobacco leaf business in France, owned by Société Nationale d’Exploitation Industrielle des Tabacs et Allumettes, S.A., a subsidiary of Altadis, SA.  The transaction is expected to close by January 31, 2008.  Upon closing of the transaction, Schweitzer-Mauduit affiliates in France will collectively own 100 percent of the outstanding shares of LTR Industries.  The purchase price of 35 million euros (approximately $50 million) will be funded through Schweitzer-Mauduit’s existing credit facility.  The acquisition is expected to increase Schweitzer-Mauduit’s 2008 diluted earnings per share in the range of $0.28 to $0.34, subject to final purchase accounting adjustments.  No impact on current operations is expected, including employment levels, as a result of this transaction.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of factors.  Further discussion of these factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2006.

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